Exhibit 99.77O.1


                             RULE 10F-3 REPORT FORM
                         Record of Securities Purchased
                               (Sub-Advisor Name)


1. Name of Portfolio/Series:  The Lincoln Global Asset Allocation Portfolio

2. Name of Issuer:  Premiere AG

3. Underwriter from whom purchased:  CSFB

4. Affiliated Underwriter managing or participating in underwriting syndicate:
   UBS

5. Aggregate principal amount of purchase by all investment companies advised by the Adviser 41,977 shares (for US clients)

6. Aggregate principal amount of offering:  36,600,000 shares

7. Purchase price (net of fees and expenses):  28 euros

8. Offering price at close of first day on which any sales were made:
   31.67 euros

9. Date of purchase:  3/9/05

10. Date offering commenced:  3/9/05

11. Commission, spread or profit:  1%   $      /share

12. Have the following conditions been satisfied?   Yes     No

    a. The securities are:

       part of an issue registered under the
       Securities Act of 1933 which is being                 X
       offered to the public;                       ---     ---

       part of an issue of Government Securities;            X
                                                    ---     ---
       Eligible Municipal Securities;                        X
                                                    ---     ---

       sold in an Eligible Foreign Offering; or      X
                                                    ---     ---

       sold in an Eligible Rule 144A offering?       X
                                                    ---     ---